Newell Brands Announces First Quarter 2025 Results
Year-Over-Year Sales Growth Improved Sequentially
Strong Gross Margin Expansion Versus Prior Year
Affirms Net Sales, Operating Margin and EPS Outlook for Full Year 2025

ATLANTA, GA – April 30, 2025 – Newell Brands (NASDAQ: NWL) today announced its first quarter 2025 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "We had strong results in the first quarter with core sales growth, operating margin and earnings per share all in-line or better than expectations. In this dynamic environment, we remain focused on driving continued progress on our strategic choices to improve the fundamentals of the business. In addition, our decision to maintain and invest in a robust and extensive in-house domestic manufacturing base while many of our competitors outsourced or off-shored much of their production capability, positions us well to not just manage tariff related sourcing dislocations, but to ultimately benefit from them."

Mark Erceg, Newell Brands Chief Financial Officer said, "A series of swift interventions including targeted pricing actions, incremental cost reduction efforts, and rapid sourcing decisions in conjunction with our first quarter bottom-line over delivery gives us confidence we can fully offset the U.S. tariffs and foreign retaliatory tariffs currently in place, other than the additional 125% U.S. tariffs on China, and maintain our original 2025 full year net sales, operating margin and EPS guidance ranges. We have also conducted a sensitivity analysis, and if the additional 125% China tariff remains in effect for the full year Newell Brands’ 2025 normalized EPS could be negatively impacted by as much as $0.10 after the implementation of additional mitigating actions."

First Quarter 2025 Highlights
–Net sales were $1.6 billion, a decline of 5.3% compared with the prior year period. Core sales declined 2.1% compared with the prior year period.
–Reported gross margin increased to 32.1% compared with 30.5% in the prior year period. Normalized gross margin increased to 32.5% compared with 31.0% in the prior year period.
–Reported operating margin improved to 1.3% compared with 1.0% in the prior year period. Normalized operating margin was 4.5% compared with 4.8% in the prior year period.
–Reported net loss was $37 million compared with $9 million in the prior year period. Normalized net loss was $6 million compared with a nominal loss in the prior year period.
–Reported diluted loss per share was $0.09 compared with $0.02 in the prior year period. Normalized diluted loss per share was $0.01 compared with $0.00 in the prior year period.
–Normalized EBITDA was $136 million compared with $152 million in the prior year period.
–The Company's cash conversion cycle improved by four days compared with the prior year period.
–The Company affirmed its full year 2025 outlook for net sales, normalized operating margin and normalized EPS.

First Quarter 2025 Operating Results

Net sales were $1.6 billion, a decline of 5.3% compared with the prior year period, reflecting a core sales decline of 2.1%, unfavorable foreign exchange and business exits.

Reported gross margin was 32.1% compared with 30.5% in the prior year period, with the positive impact from gross productivity, pricing and lower restructuring-related charges more than offsetting headwinds from inflation and foreign exchange. Normalized gross margin was 32.5% compared with 31.0% in the prior year period, which represented the seventh consecutive quarter of year-over-year improvement.

Reported operating income was $21 million compared with $16 million in the prior year period. Reported operating margin was 1.3% compared with 1.0% in the prior year period, largely reflecting benefits from higher gross margin and savings from restructuring actions that were partially offset by higher advertising and promotions costs. Normalized operating income was $71 million, or 4.5% of sales, compared with $79 million, or 4.8% of sales, in the prior year period.

Net interest expense was $72 million compared with $70 million in the prior year period.

Reported tax benefit was $18 million compared with $51 million in the prior year period. The normalized tax provision was $2 million compared with $6 million in the prior year period.

Reported net loss was $37 million compared with $9 million in the prior year period. Normalized net loss was $6 million compared with a nominal loss in the prior year period. Normalized EBITDA was $136 million compared with $152 million in the prior year period.

Reported diluted loss per share was $0.09 compared with $0.02 in the prior year period. Normalized diluted loss per share was $0.01 compared with $0.00 in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Operating cash outflow was $213 million compared with cash flow of $32 million in the prior year period. The prior year operating cash flow included a significant contribution from working capital and a below target cash bonus payout. The cash conversion cycle in the first quarter of this year improved by four days compared with the prior year period.

At the end of the first quarter of 2025, Newell Brands had debt outstanding of $4.9 billion and cash and cash equivalents of $233 million, compared with $5.0 billion and $372 million, respectively, at the end of the first quarter of 2024.

First Quarter 2025 Operating Segment Results

The Learning & Development segment generated net sales of $572 million compared with $559 million in the prior year period, reflecting core sales growth of 4.2%, which more than offset the impact of unfavorable foreign exchange. Core sales increased in both the Writing business and Baby business. Reported operating income was $98 million, or 17.1% of sales, compared with $94 million, or 16.8% of sales, in the prior period. Normalized operating income was $103 million, or 18.0% of sales, compared with $104 million, or 18.6% of sales, in the prior year period.

The Home & Commercial Solutions segment generated net sales of $812 million compared with $893 million in the prior year period, reflecting a core sales decline of 5.0%, as well as the impact of unfavorable foreign exchange and business exits. Core sales declined in the Commercial, Kitchen and Home Fragrance businesses. Reported operating loss was $2 million, or negative 0.2% of sales, compared with operating income of $16 million, or 1.8% of sales, in the prior year period. Normalized operating income was $20 million, or 2.5% of sales, compared with $45 million, or 5.0% of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $182 million compared with $201 million in the prior year period, reflecting a core sales decline of 7.1%, as well as the impact of unfavorable foreign exchange. Reported operating loss was $5 million, or negative 2.7% of sales, compared with $18 million, or negative 9.0% of sales, in the prior year period. Normalized operating loss was nominal, compared with $9 million, or negative 4.5% of sales, in the prior year period.

Outlook

The Company initiated its outlook for second quarter and updated its outlook for full year 2025 as follows:

Q2 2025 Outlook
Net Sales	(5%) to (3%)
Core Sales	(5%) to (3%)
Normalized Operating Margin	10.4% to 10.8%
Normalized EPS	$0.21 to $0.24

	Updated Full Year 2025 Outlook	Previous Full Year 2025 Outlook
Net Sales	(4%) to (2%)	unchanged
Core Sales	(3%) to (1%)	(2%) to +1%
Normalized Operating Margin	9.0% to 9.5%	unchanged
Normalized EPS	$0.70 to $0.76	unchanged

The Company widened its outlook for full year 2025 operating cash flow to a range of $400 million to $500 million from the prior range of $450 million to $500 million due to higher tariff cost on inventory.

Tariff Sensitivity

The Company’s outlook includes the initial two rounds of IEEPA tariffs on China totaling 20%, Section 232 global steel and aluminum tariffs, and all other reciprocal tariffs of 10% currently in effect for countries outside of China. The most recent reciprocal China tariff of 125% is not included in the Company's current outlook. The Company’s sensitivity analysis shows that if the 125% tariff rate remains in effect for the full year and is not mitigated, it could reduce Newell Brands' 2025 normalized EPS by approximately $0.20. However, the Company has already identified mitigating actions that it believes would be sufficient to cut this amount in half.

The Company has presented forward-looking statements regarding core sales, normalized operating margin and normalized EPS. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized EPS to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ first quarter 2025 earnings conference call will be held today, April 30, at 9:00 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the Company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the Company’s website.

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The Company uses certain non-GAAP financial measures that are included in this press release, the additional financial information and accompanying remarks both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance and liquidity using the same tools that management uses to evaluate the Company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The Company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt; certain tax benefits and charges; impairment charges; pension settlement charges; divestiture costs; costs related to the acquisition, integration and financing of acquired businesses; amortization of acquisition-related intangible assets; inflationary adjustments; and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the Company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.

Commencing in the third quarter of 2024, the Company changed its normalization practice. Historically, the Company has excluded from normalized results inventory write-downs and accelerated depreciation charges relating to restructuring and exit activities that were reflected within its restructuring-related costs non-GAAP adjustment. Beginning in the third quarter of 2024, the Company no longer excludes these charges from its normalized results. The Company has also ceased to exclude from normalized results prior period adjustments related to a bad debt reserve and subsequent recovery with respect to the bankruptcy of an international customer.

The Company uses a "with" and "without" approach to calculate normalized income tax expense or benefit. At an interim period, the Company determines the year to date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit.

The Company defines "net debt" as short-term debt, current portion of long-term debt and long-term debt less cash and cash equivalents.

While the Company believes these non-GAAP financial measures are useful in evaluating the Company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the Company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Joanne Freiberger	Danielle Clark
SVP, Investor Relations & Chief Communications Officer	Senior Manager, Corporate Communications
+1 (727) 947-0891	+1 (404) 783-0419
joanne.freiberger@newellco.com	danielle.clark@newellco.com

Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with the Realignment Plan, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the federal securities laws. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•the Company’s ability to optimize costs and cash flow and mitigate the impact of soft global demand and retailers' inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•the Company’s dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•the Company’s ability to improve productivity, reduce complexity and streamline operations;
•risks related to the Company’s substantial indebtedness, potential increases in interest rates or changes in the Company’s credit ratings including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;
•the impact on the Company’s operations and financial condition resulting from the current global macroeconomic environment, including the impact of tariffs imposed by the U.S. and retaliatory tariffs imposed by foreign countries, and the Company’s ability to effectively execute its mitigation plans;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of the Company’s customers;

•supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts including those between Russia and Ukraine and in the Middle East;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and the Company’s ability to offset cost increases through pricing and productivity in a timely manner;
•the Company’s ability to effectively execute its turnaround plan, including the Realignment Plan and other restructuring and cost saving initiatives;
•the Company’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•the risks inherent to the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of the Company’s assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•the Company’s ability to maintain effective internal control over financial reporting;
•risk associated with the use of artificial intelligence in the Company’s operations and the Company’s ability to properly manage such use;
•a failure or breach of one of the Company’s key information technology systems, networks, processes or related controls or those of the Company’s service providers;
•the impact of United States and foreign regulations on the Company’s operations, including environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•the Company’s ability to protect its intellectual property rights;
•the impact of climate change and the increased focus of governmental and non-governmental organizations and customers on sustainability issues, as well as external expectations related to environmental, social and governance considerations;
•significant increases in the funding obligations related to the Company’s pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by inflationary pressures, soft global demand, major retailers' focus on tight control over inventory levels, elevated interest rates and indirect macroeconomic impacts from geopolitical conflicts, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we believe we have made our best estimates based upon current information, actual results could differ materially and may require future changes to such estimates and assumptions, including reserves, which may result in future expense or impairment charges.

The information contained in this press release and the tables is as of the date indicated. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments. In addition, there can be no assurance that the Company has correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information the Company receives with respect to these factors is complete or correct.

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024	Change
Net sales	$1,566	$1,653	(5.3)%
Cost of products sold	1,063	1,149
Gross profit	503	504	(0.2)%
Selling, general and administrative expenses	471	462	1.9%
Restructuring costs, net	11	26
Operating income	21	16	31.3%
Non-operating expenses:
Interest expense, net	72	70
Loss on extinguishment and modification of debt	—	1
Other expense, net	4	5
Loss before income taxes	(55)	(60)	8.3%
Income tax benefit	(18)	(51)
Net loss	$(37)	$(9)	NM

Weighted average common shares outstanding:
Basic	416.8	414.7
Diluted	416.8	414.7
Loss per share:
Basic	$(0.09)	$(0.02)
Diluted	$(0.09)	$(0.02)

Dividends per share	$0.07	$0.07
* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$233	$198
Accounts receivable, net	892	878
Inventories	1,587	1,400
Prepaid expenses and other current assets	334	299
Total current assets	3,046	2,775
Property, plant and equipment, net	1,178	1,157
Operating lease assets	465	466
Goodwill	3,059	3,038
Other intangible assets, net	2,006	2,008
Deferred income taxes	799	806
Other assets	726	754
Total assets	$11,279	$11,004

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,050	$891
Other accrued liabilities	1,240	1,459
Short-term debt and current portion of long-term debt	397	87
Total current liabilities	2,687	2,437
Long-term debt	4,523	4,508
Deferred income taxes	184	178
Operating lease liabilities	432	418
Other noncurrent liabilities	763	712
Total liabilities	8,589	8,253

Total stockholders' equity	2,690	2,751
Total liabilities and stockholders' equity	$11,279	$11,004

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(37)	$(9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	75	85
Deferred income taxes	46	8
Stock based compensation expense	16	16
Other, net	(5)	(3)
Changes in operating accounts:
Accounts receivable	3	221
Inventories	(168)	(178)
Accounts payable	147	38
Accrued liabilities and other, net	(290)	(146)
Net cash provided by (used in) operating activities	(213)	32
Cash flows from investing activities:
Capital expenditures	(59)	(59)
Proceeds from settlement of swaps	9	8
Other investing activities, net	23	1
Net cash used in investing activities	(27)	(50)
Cash flows from financing activities:
Proceeds from (payments on) short-term debt, net	310	(131)
Proceeds from short-term debt with original maturities greater than 90 days	—	431
Payments on short-term debt with original maturities greater than 90 days	—	(200)
Cash dividends	(31)	(31)
Equity compensation activity and other, net	(9)	(9)
Net cash provided by financing activities	270	60
Exchange rate effect on cash, cash equivalents and restricted cash	3	(3)
Increase in cash, cash equivalents and restricted cash	33	39
Cash, cash equivalents and restricted cash at beginning of period	219	361
Cash, cash equivalents and restricted cash at end of period	$252	$400

Supplemental disclosures:
Restricted cash at beginning of period	$21	$29
Restricted cash at end of period	19	28

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

The following tables present a reconciliation of certain non-GAAP financial measures to the most directly comparable financial measures in accordance with GAAP for the three months ended March 31, 2025 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating the Company’s performance and operating results absent the effect of certain items that are deemed to be stand-alone items apart from the Company’s core operations (“Normalized Adjustments”). While these costs or gains are not expected to continue for any individual transaction on an ongoing basis, similar types of costs, expenses and charges or gains have occurred in prior periods.

Normalized Adjustments in 2025 and 2024 include the following:

Restructuring and restructuring-related costs
The company incurs restructuring and restructuring-related costs in connection with various discrete initiatives, including previously disclosed initiatives such as our Realignment Plan as well as other discrete actions. Restructuring charges primarily relate to severance and other employee termination costs as well as contract termination and other costs. Restructuring-related costs are costs that are directly attributable to a restructuring action or exit activity and would not have been incurred absent the action. Restructuring-related costs primarily relate to duplicative costs pending facility closure, asset valuation adjustments and disposal gains and consulting costs. Restructuring-related costs primarily related to manufacturing and distribution personnel, facilities and assets are generally recorded in cost of products sold, while restructuring-related costs primarily related to office facilities and assets and professional or clerical personnel are generally recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. Restructuring charges primarily related to the Realignment Plan for the three months ended March 31, 2025 and 2024.

Amortization expense and impairments of acquired intangible assets	Represents the amortization expense and impairment charges associated with acquired intangible assets.
Argentina hyperinflationary currency movements	Represents the favorable or unfavorable movement in Argentine pesos related to our subsidiary operating in Argentina, which is considered a hyperinflationary economy.
(Gain) loss on divestitures and transaction costs	Represents the gain or loss on disposal of a business, which represents the difference between the fair value (less costs to sell) and carrying value of the business being disposed, as well as transaction costs associated with acquisitions and divestitures.
Other adjustments	Primarily includes loss on extinguishment and modification of debt.
Normalized income tax adjustments
The Company uses a “with” and “without” approach to calculate normalized income tax expense or benefit. At an interim period, the Company determines the year-to-date tax effect of the pretax items excluded from normalized results by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit. In addition, normalized income tax adjustments includes the income tax expense ($2 million and $10 million for the three months ended March 31, 2025 and 2024, respectively) that results from the amortization of a prior year normalized tax benefit.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Gross profit, as reported under GAAP	$503	$504
As a % of net sales	32.1%	30.5%

Normalized Adjustments:
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	1	4
Duplicative costs pending facility closure or exit of business activity	2	—
Argentina hyperinflationary charge	2	4
Normalized gross profit	$508	$512
As a % of net sales	32.5%	31.0%

Operating income, as reported under GAAP	$21	$16
As a % of net sales	1.3%	1.0%

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	11	24
Contract termination and other costs	—	2
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	9	7
Duplicative costs pending facility closure or exit of business activity	5	1
Consulting costs	—	1
Amortization of acquired intangible assets	23	25
(Gain) loss on divestitures and transaction costs	—	(1)
Argentina hyperinflationary charge	2	4
Total normalized adjustments to operating income, as reported under GAAP	50	63
Normalized operating income	$71	$79
As a % of net sales	4.5%	4.8%

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024

Loss before income taxes, as reported under GAAP	$(55)	$(60)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	11	24
Contract termination and other costs	—	2
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	9	7
Duplicative costs pending facility closure or exit of business activity	5	1
Consulting costs	—	1
Amortization of acquired intangible assets	23	25
(Gain) loss on divestitures and transaction costs	—	(1)
Argentina hyperinflationary charge	3	6
Other, net	—	1
Normalized income (loss) before income taxes	$(4)	$6

Income tax benefit, as reported under GAAP	$(18)	$(51)
Effective income tax rates, as reported under GAAP	(32.7)%	(85.0)%

Normalized income tax adjustments	20	57
Normalized income tax provision	$2	$6
Effective income tax rates, as adjusted	50.0%	100.0%

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024

Net loss, as reported under GAAP	$(37)	$(9)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	11	24
Contract termination and other costs	—	2
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	9	7
Duplicative costs pending facility closure or exit of business activity	5	1
Consulting costs	—	1
Amortization of acquired intangible assets	23	25
(Gain) loss on divestitures and transaction costs	—	(1)
Argentina hyperinflationary charge	3	6
Other, net	—	1
Normalized income tax adjustments	(20)	(57)
Total normalized adjustments, net of tax	31	9
Normalized net loss	$(6)	$—

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024

Weighted average common shares outstanding:
Basic	416.8	414.7
Diluted	416.8	414.7

Diluted loss per share, as reported under GAAP	$(0.09)	$(0.02)

Normalized Adjustments:
Restructuring:
Severance and other employee termination costs	0.03	0.06
Contract termination and other costs	—	—
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	0.02	0.02
Duplicative costs pending facility closure or exit of business activity	0.01	—
Consulting costs	—	—
Amortization of acquired intangible assets	0.06	0.06
(Gain) loss on divestitures and transaction costs	—	—
Argentina hyperinflationary charge	0.01	0.01
Other, net	—	—
Normalized income tax adjustments	(0.05)	(0.14)
Normalized diluted loss per share *	$(0.01)	$—
*Totals may not add due to rounding

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended March 31, 2025						Three Months Ended March 31, 2024						Change
	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items *	Normalized Operating Income (Loss) *	Normalized Operating Margin	Net Sales	Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items *	Normalized Operating Income (Loss) *	Normalized Operating Margin	Net Sales		Normalized Operating Income (Loss)

													$	%	$	%
Home and Commercial Solutions	$812	$(2)	(0.2)%	$22	$20	2.5%	$893	$16	1.8%	$29	$45	5.0%	$(81)	(9.1)%	$(25)	(55.6)%
Learning and Development	572	98	17.1%	5	103	18.0%	559	94	16.8%	10	104	18.6%	13	2.3%	(1)	(1.0)%
Outdoor and Recreation	182	(5)	(2.7)%	5	—	—%	201	(18)	(9.0)%	9	(9)	(4.5)%	(19)	(9.5)%	9	100.0%
Corporate	—	(70)	—%	18	(52)	—%	—	(76)	—%	15	(61)	—%	—	—%	9	14.8%
	$1,566	$21	1.3%	$50	$71	4.5%	$1,653	$16	1.0%	$63	$79	4.8%	$(87)	(5.3)%	$(8)	(10.1)%

*Refer to Total normalized adjustments to operating income, as reported under GAAP in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended March 31, 2025 and 2024 in this release for further information.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended March 31, 2025
	Net Sales Growth (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]
Home and Commercial Solutions	(9.1)%	1.0%	3.1%	(5.0)%
Learning and Development	2.3%	—%	1.9%	4.2%
Outdoor and Recreation	(9.5)%	—%	2.4%	(7.1)%
Total Company	(5.3)%	0.5%	2.7%	(2.1)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended March 31, 2025
	Net Sales Growth (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales Growth [1] [4]

North America	(5.3)%	0.8%	0.3%	(4.2)%
International	(5.3)%	—%	6.9%	1.6%
Total Company	(5.3)%	0.5%	2.7%	(2.1)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions and divestitures, retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2025 reported sales and is calculated by applying the 2024 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2025 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
(Amounts in millions)

NORMALIZED EBITDA RECONCILIATION

	Three Months Ended March 31,		Change
	2025	2024	$	%

Net loss, as reported under GAAP [1]	$(37)	$(9)	$(28)	NM
Total normalized adjustments, net of tax [2]	31	9
Normalized net loss [2]	(6)	—

Normalized income tax [3]	2	6
Interest expense, net [1]	72	70
Normalized depreciation and amortization [2] [4] [5]	52	60
Stock-based compensation [4]	16	16
Normalized EBITDA [6]	$136	$152	$(16)	(10.5)%
*NM - NOT MEANINGFUL

[1]Refer to “Condensed Consolidated Statements of Operations (Unaudited)” for the three months ended March 31, 2025 and 2024 in this release.
[2]Refer to Total normalized adjustments, net of tax in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended March 31, 2025 and 2024 in this release.
[3]Refer to Normalized income tax provision in the "Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items" for the three months ended March 31, 2025 and 2024 in this release.
[4]Refer to "Consolidated Statement of Cash Flows (Unaudited)" for the three months ended March 31, 2025 and 2024 in this release.
[5]Normalized depreciation and amortization exclude the amortization of acquired intangibles. For the three months ended March 31, 2025 and 2024 excludes $23 million and $25 million, respectively.
[6]The Company defines Normalized EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for certain items and non-cash stock-based compensation expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND TRAILING 12-MONTHS NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	Trailing-twelve months ended March 31, 2025	Twelve months ended December 31, 2024	Trailing-twelve months ended March 31, 2024
Net debt reconciliation:
Short-term debt and current portion of long-term debt	$397	$87	$429
Long-term debt	4,523	4,508	4,558
Gross debt	4,920	4,595	4,987
Less: Cash and cash equivalents	233	198	372
Net debt [1]	$4,687	$4,397	$4,615

Net loss, as reported under GAAP	$(244)	$(216)	$(295)

Normalized adjustments:
Restructuring:
Severance and other employee termination costs	27	40	77
Contract termination and other costs	3	5	6
Restructuring-related costs:
Asset valuation adjustments and disposal gains or losses	31	29	16
Duplicative costs pending facility closure or exit of business activity	13	9	8
Consulting costs	7	8	5
Amortization of acquired intangible assets	97	99	82
Impairment of acquired intangible assets	345	345	339
(Gain) loss on divestitures and transaction costs	7	6	16
(Gain) loss on pension settlement	(1)	(1)	126
Argentina hyperinflationary charge	13	16	31
Other, net	10	11	10
Normalized income tax adjustments	(28)	(65)	(113)
Total normalized adjustments, net of tax	524	502	603
Normalized net income	280	286	308

Normalized income tax	17	21	(79)
Interest expense, net	297	295	285
Normalized depreciation and amortization [2]	216	224	256
Stock based compensation expense	74	74	55
Normalized EBITDA	$884	$900	$825

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]Normalized depreciation and amortization excludes from GAAP depreciation and amortization acquisition amortization expense of $97 million, $82 million and $99 million associated with amortization of intangible assets recognized in purchase accounting for the trailing-twelve months ended March 31, 2025 and 2024 and for the year ended December 31, 2024, respectively.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three Months Ending June 30, 2025			Twelve Months Ending December 31, 2025
Estimated net sales change (GAAP)	(5)%	to	(3)%	(4)%	to	(2)%
Estimated currency impact [1] and divestitures [2], net	~ 0%			~ 1%
Core sales change (Non-GAAP) [3]	(5)%	to	(3)%	(3)%	to	(1)%

[1]“Currency Impact” represents the effect of foreign currency on 2025 estimated sales and is calculated by applying the 2024 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2025 estimated sales.
[2]Divestitures include certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]Totals may not add due to rounding.